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                                                                     EXHIBIT 4.4

                           CORINTHIAN COLLEGES, INC.

                         SENIOR SECURED REVOLVING NOTE


No. R-1                                                October 17, 1996
$5,000,000



     FOR VALUE RECEIVED, the undersigned, CORINTHIAN COLLEGES, INC. (herein called the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to The Prudential Insurance Company of America (the "Lender"), or registered assigns, the principal sum of FIVE MILLION DOLLARS ($5,000,000), or, if less, the aggregate principal amount of all Revolving Loans made by Lender to the Company pursuant to the Agreement referred to below, on or before the Revolving Loans Termination Date.

     The Company also promises to pay to Lender interest for any Rate Period, computed on the basis of actual days outstanding during such Rate Period and on the basis of a year of 360 days, on the last Business Day of such Rate Period, on the unpaid principal balance outstanding hereunder, (i) from the date hereof until the principal hereof shall have become due and payable (whether by acceleration or otherwise) at the rate per annum specified in the Agreement, such interest rate to change when and as provided therein, and (ii) after such date until paid at a rate per annum which shall be 2.00% per annum in excess of the rate per annum specified in the foregoing clause (i).

     Payments of principal of, interest on and any fees payable with respect to this Note are to be made at the main office of Bank of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

     This Note is the Revolving Note (herein called the "Note") issued pursuant to a Note Purchase and Revolving Credit Agreement, dated as of October 17, 1996 (as such Note Purchase and Revolving Credit Agreement is amended, supplemented or otherwise modified from time to time, the "Agreement"), between the Company and The Prudential Insurance Company of America and is entitled to the benefits thereof. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

     This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.
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     This Note is secured by, and entitled to the benefits of, the Collateral
Documents. Reference is made to the Collateral Documents for a statement concerning the terms and conditions governing the collateral security for the obligations of the Company hereunder.

     As provided in the Agreement, this Note is subject to mandatory and optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

     In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

     This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of California without giving effect to principles of conflicts of laws.


                                                CORINTHIAN COLLEGES, INC.


                                                By: /s/ David G. Moore
                                                    ----------------------------
                                                Title:  President

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